Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-95720, 33-51392 and 333-62063) pertaining to The Finish Line, Inc. 1992 Employee Stock Incentive Plan and the Registration Statement (Form S-8 No. 33-84590) pertaining to The Finish Line, Inc. Non-Employee Director Stock Option Plan and the Registration Statement (Form S-8 No. 333-100427) pertaining to The Finish Line, Inc. 2002 Stock Incentive Plan of our report dated March 24, 2004, with respect to the consolidated financial statements and schedule of The Finish Line, Inc. included in this Annual Report (Form 10-K) for the year ended February 28, 2004.

/s/    ERNST & YOUNG LLP

Fort Wayne, Indiana

May 5, 2004